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                                                                  EX-99.B9(b)(1)

                                 AMENDMENT NO. 1
                         TO THE ADMINISTRATION AGREEMENT



     This Amendment is made as of this 16th day of December, 1996 to the Administration Agreement between SBSF Funds, Inc. (d/b/a Key Mutual Funds) (the "Company"), on behalf of Key Stock Index Fund and Key International Index Fund of the Company (each a "Fund" and, collectively, the "Funds"), and BISYS Fund Services Limited Partnership (d/b/a BISYS Fund Services) (the "Administrator"), an Ohio limited partnership (herein called "BISYS"), dated as of July 1, 1996, (the "Agreement").


     WHEREAS, the Agreement provides for the Administrator to act as administrator for the Funds of the Company; and

     WHEREAS, Section VI of the Agreement provides that the Administration Agreement may be amended only by an instrument in writing;

     WHEREAS, the Company desires that the Administrator serve as such with respect to three additional funds of the Company and the Administrator is willing to furnish such services;

     NOW, THEREFORE, the parties agree as follows:

     1. The Company hereby appoints and constitutes the Administrator as administrator for the additional funds referred to below, and the Administrator accepts such appointments and agrees to perform the duties set forth in the Agreement with respect to the additional portfolios which are as follows: KeyChoice Growth Fund, KeyChoice Moderate Growth Fund and KeyChoice Income and Growth Fund.

     2. Schedule I to the Agreement is hereby amended and restated to include KeyChoice Growth Fund, KeyChoice Moderate Growth Fund and KeyChoice Income and Growth Fund.

     3. Paragraph 6 of the Agreement is hereby amended and restated to read as follows:

                           6. COMPENSATION. For the services provided and the
                  expenses assumed as Administrator pursuant to this Section II, the Company will pay BISYS a fee, computed daily and payable monthly, at the annual rate of .15% of the average daily net assets of the Key Stock Index Fund and the Key International Index Fund, and .01% of the average daily net assets of the KeyChoice Growth Fund, KeyChoice Moderate Growth Fund and KeyChoice Income and

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                  Growth Fund, or $12,000 per Fund per year, whichever is
                  greater. Such fee as is attributable to each Fund shall be a separate (and not joint or joint and several) obligation of each such Fund. No individual Fund shall have any responsibility for any obligation, if any, with respect to any other Fund arising out of this Agreement.

         4.   In all other respects the Agreement is confirmed.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be executed by their duly authorized Officers as of the day and year first above written.




                                        SBSF Funds, Inc.
                                        d/b/a Key Mutual Funds


                                        By:   /s/Scott A. Englehart
                                           ---------------------------------
                                        Name:  Scott A. Englehart
                                        Title:  Vice President and Assistant
                                                       Secretary


BISYS FUND SERVICES
     LIMITED PARTNERSHIP
d/b/a BISYS FUND SERVICES

By:    /s/J. David Huber
   --------------------------
Name:  J. David Huber
Title:
      -----------------------

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